Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the this Amendment No. 3 to Registration Statement on Form F-1 (No. 333-277692) of Primega Group Holdings Limited and Subsidiaries (the “Company”) of our report dated October 27, 2023 (except for the effects of stock split disclosed in Note 1, Note 16 and Note 17 as to which the date is March 6, 2024), relating to our audits of the consolidated financial statements of the Company as of and for the years ended March 31, 2023 and 2022, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

June 21, 2024

999 18th Street, Suite 3000, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us